Exhibit 10.9

37 Danbury Road, Suite 204

Ridgefield, Connecticut 06877

(203) 244-6550

REVISED OFFER

February 7, 2011

Mr. David Bonczek

78 Lazy Brook Road

Monroe, Connecticut 06468

Dear David,

I am pleased to outline in this letter the offer of employment on behalf of Northern Tier Energy LLC (the “Company” or “NTE”). We are looking forward to you joining the Company to assist in the build out and development of our Finance Team.

Following are the general terms of our offer:

Reports To:	Neal Murphy, Chief Financial Officer

Position:	Chief Accounting Officer & Corporate Controller

Base Salary:	$235,000 annually

Incentive:	Participation in the Company’s Incentive Compensation plan. Your annual bonus target will be 40% of base salary. Annual bonus will be distributed based on management discretion and is dependent on the company’s financial performance. Actual bonus payouts may range from zero to two times your target.

Stock Options:	You will be eligible to participate in the Company’s Management Equity program. This equity program is designed to include an initial grant of 350,000 options linked to return hurdles. The options will be made up of 60,000 Tier I options, 145,000 Tier II Options, and 145,000 Tier III options. The options vest ratably over five years (20% per year).

Benefits:	You would be eligible for employee programs provided by the Company similar to other employees at NTE. Summary information regarding these benefits will be provided shortly. NTR benefits package includes medical, dental, vision, life and supplemental life insurance, short-term and long-term disability benefits and a retirement savings plan program.

Vacation:	Three weeks per year with further increases pursuant to the vacation policy to be established by the Company.

37 Danbury Road, Suite 204

Ridgefield, Connecticut 06877

(203) 244-6550

Start Date:	March 16th or as soon as possible

Severance / Termination:

If you are terminated due to a Change in Control, you shall receive:

a. severance in an amount equal to 6 months of your annual base salary as of the Date of Termination, and

b. any and all outstanding equity awards to become immediately exercisable in full and cause accrued benefits under any and all nonqualified deferred compensation plans sponsored by the Company to become immediately nonforfeitable. This Offer shall not affect other benefits you may be entitled to under any grant pursuant to the Management Equity program or any successor plan.

If your employment is terminated for any other reason, besides Cause (as defined below), or if you resign for good reason, you shall be entitled to receive:

c. severance in an amount equal to 6 months of your annual base salary as of the Date of Termination.

These severance benefits outlined above shall be in lieu of the severance benefits to which you would be entitled under any severance plan or arrangement in effect as of the Date of Termination, unless such severance plan or arrangement is more favorable to you, in which case, such plan or arrangement shall apply to you.

Definitions

•        For purposes of this Offer, Change in Control shall mean: (A) a material diminution in Executive’s position, duties or responsibilities with the Company, a diminution in Executive’s title or offices with the Company or any removal of Executive from, or any failure to reelect Executive to, any of such positions; (B) a reduction by the Company in Executive’s base salary or target incentive opportunity; (C) a material reduction in the aggregate, of the benefits provided under employee benefit plans; (D) without your express consent, the relocation of your principal place of business to a location that is more than 40 miles from Ridgefield, Connecticut; (E) any breach by the Company of any material provision of this letter.

•        For purposes of this Offer, Cause shall mean: (A) the willful and continuous failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness); (B) gross misconduct or gross negligence by you; or (C) your conviction of, or entering a plea of, guilty or nolo contendere to the commission of a felony.

37 Danbury Road, Suite 204

Ridgefield, Connecticut 06877

(203) 244-6550

You agree that you will not publicize this letter directly, either in specific or as to general content, to either the public generally, to any employee or consultant of the Company or its subsidiaries, or to any other person or entity, except to the extent you might be lawfully compelled to give testimony by a court of competent jurisdiction. Your agreement to keep confidential the terms of this letter extends to all persons other than your immediate family and those attorneys, accountants and other advisors who have a legitimate need to know the terms in order to render professional advice or services to you; otherwise, you agree not to identify or reveal any other terms of this letter except as otherwise provided above; provided however, you acknowledge that the Company may be required to make the terms of this letter public due to SEC or other legal requirements, and such disclosure shall not relieve you of any obligations undertaken by you in this paragraph.

Please sign one copy of this offer letter and return it to me by Friday, February 11, 2011. You will be an important addition to our Finance Team and look forward to continuing to work with you on the many opportunities that face our Company and our employees. If you have any questions, please give me a call at 215-756-3105.

Regards,

Neal Murphy

Chief Financial Officer

Accepted by:

/S/ DAVID BONCZEK	2/10/11
David Bonczek	Date